FOR IMMEDIATE RELEASE
Sabra Health Care REIT, Inc. Announces Redemption of All Outstanding Shares of 7.125% Series A Cumulative Redeemable Preferred Stock
IRVINE, Calif., May 2, 2018 (GLOBE NEWSWIRE) - Sabra Health Care REIT, Inc. (Nasdaq: SBRA) (Nasdaq: SBRAP) (the “Company”) announced today that it will redeem all 5,750,000 outstanding shares of its 7.125% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) (CUSIP: 78573L205) on June 1, 2018 (the “Redemption Date”). The shares of Series A Preferred Stock will be redeemed at a redemption price of $25.00 per share, plus any accrued and unpaid dividends to, but not including, the Redemption Date, without interest, in the amount of $0.4453125 per share of Series A Preferred Stock, for a total redemption price per share of Series A Preferred Stock equal to $25.4453125 (the “Redemption Price”).
Dividends will cease to accrue on the shares of the Series A Preferred Stock on the day before the Redemption Date, and from and after the Redemption Date, such shares shall no longer be outstanding and all rights of the holders of such shares will terminate, except the right to receive payment of the Redemption Price.
The Company expects to fund the aggregate Redemption Price of $146.3 million with proceeds from the pending sales of certain of the Company’s previously announced dispositions or from borrowings under its revolving credit facility.
The notice of redemption was sent today to the Depository Trust Company as the sole holder of record of the shares of Series A Preferred Stock. Trading of the shares of Series A Preferred Stock on the Nasdaq Stock Market will cease after the Redemption Date. Questions relating to the notice of redemption and the related materials should be directed to the redemption agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, New York 11219, Attention: Reorganization Department, telephone 800-937-5449.
About Sabra
Sabra Health Care REIT, Inc. (Nasdaq: SBRA) (Nasdaq: SBRAP), a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a "REIT") that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.
Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions and the ability of the Company to complete the redemption of the Series A Preferred Stock. Some of these risks, and other risks, are described from time to time in the Company’s Securities and Exchange Commission filings.

CONTACT:
Investor & Media Inquiries: 1-888-393-8248 or investorinquiries@sabrahealth.com

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